Mail Stop 3561-CF/AD 11
      						December 15, 2005

Via U.S. Mail and Fax (714) 288-5919

Mr. Michael P. Pope, President
Time Lending, California, Inc.
1040 E. Katella Avenue, Suite B1
Orange, CA 92867

	RE:	Time Lending, California, Inc.
      Form 10-KSB/A for the fiscal year ended June 30, 2005
      Filed on November 30, 2005
      File No. 333-59114

Dear Mr. Pope:

	We have completed our review of your Form 10-KSB/A and do not, at this time, have any further comments.

      Sincerely,


							Larry Spirgel
								Assistant Director